Exhibit 99.1

Jaguar Health Announces a Special One-time Stock Dividend

Dividend intended to provide dilution protection to Jaguar shareholders as company explores pathway to restructure debt

SAN FRANCISCO, CA / February 18, 2026 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or “the Company”) today announced that its Board of Directors has declared a one-time special stock dividend (the “Special Stock Dividend”) to holders of Jaguar Common Stock and certain outstanding warrants as of record on March 2, 2026. The Special Stock Dividend will consist of the Company’s Series O Convertible Preferred Stock (the “Preferred Stock”).

Only persons who own shares of the Company’s voting common stock (the “Common Stock”), or certain warrants to purchase Common Stock with dividend rights (the “Warrants”) at the close of business on March 2, 2026 (the “Record Date”) will be entitled to receive shares of the Preferred Stock. Each share of Preferred Stock will convert into shares of Common Stock at the Company’s election at any time as determined by the Board of Directors, provided, however, if the Preferred Stock has not converted by December 31, 2026, the Preferred Stock will automatically convert on that date. The conversion will be at a value based on the market price of the Common Stock at the time of conversion. The Board of Directors of the Company may elect to have the Preferred Stock converted into Common Stock based on several factors, including the potential reduction of debt in the Company and how that might affect risk of future dilution after conversion of the Preferred Stock into Common Stock.

“Jaguar is issuing the Special Stock Dividend to reward and recognize our passionate and supportive stockholders and provide protection against potential dilution as we explore pathways to repay and restructure our existing indebtedness,” said Lisa Conte, Jaguar’s founder, president, and CEO. “Jaguar has a sharp strategic focus on our ongoing global development program for our crofelemer powder-for-oral-solution formulation for intestinal failure. As announced, Jaguar was provided with meaningful non-dilutive capital in January 2026 upon entering a U.S. license agreement with Future Pak for Mytesi® – an agreement that is fully aligned with our strategy to concentrate Jaguar’s crofelemer development efforts on human rare-disease intestinal failure indications. Our intestinal failure program is expected to continue to provide clinical proof-of-concept milestones and is the subject of business development discussions with the potential to bring in non-dilutive funds from potential licensee partners. Jaguar is targeting Breakthrough Therapy designation for crofelemer for the indication of microvillus inclusion disease (MVID), with a planned filing of an NDA (New Drug Application) with the U.S. Food and Drug Administration for this indication in the first half of 2027. MVID is a lethal and ultrarare genetic pediatric disorder that causes intestinal failure. Crofelemer recently demonstrated groundbreaking benefit in the initial pediatric MVID patient treated – demonstrating a reduction in weekly parenteral support (PS) needs of up to 37%. The safety of locally acting crofelemer continues to be a hallmark of the drug and a critical factor in assessing the benefit-to-risk ratio of crofelemer for intestinal failure patients. Our crofelemer intestinal failure programs are also enhanced by clinical proof-of-concept data in pediatric patients with intestinal failure due to its effects in another rare disease short bowel syndrome with intestinal failure (SBS-IF). The Company has an ongoing randomized double-blind placebo-controlled Phase 2 study of crofelemer powder-for-oral solution in adult SBS-IF patients.”

The payment date for the Special Stock Dividend is March 4, 2026, two days after the Record Date. The Preferred Stock is not transferable and will not be listed for trading on any stock exchange and will not trade with the Common Stock.

Distribution of the Special Stock Dividend is a special one-time event. The payment of dividends in the future is subject to the discretion of the Board of Directors, which will evaluate the possibility of future dividend distributions from time to time based on factors that the Board of Directors deem relevant. However, no additional dividends have been authorized or are being contemplated at this time.

For additional information about the Special Stock Dividend and terms of the Preferred Stock and associated risk factors, please refer to the Form 8-K the Company filed with the U.S. Securities and Exchange Commission on February 18, 2026, which can be viewed on the Company’s website by clicking here.

About Crofelemer

Crofelemer is a novel, oral plant-based prescription medicine purified from the red bark sap, also referred to as “dragon’s blood,” of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (Jaguar) is a commercial stage pharmaceuticals company focused on developing novel proprietary prescription medicines sustainably derived from plants from rainforest areas for people and animals with gastrointestinal distress. Jaguar family companies Napo Pharmaceuticals, Inc. (Napo) and Napo Therapeutics S.p.A. focus on the development and commercialization of novel crofelemer powder for oral solution for the treatment of rare and orphan gastrointestinal disorders with intestinal failure, including microvillus inclusion disease and short bowel syndrome.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding payment of dividends, conversion of the Preferred Stock, Jaguar’s expectation that its intestinal failure program will continue to provide clinical proof-of-concept milestones, Jaguar’s expectation that the opportunity may exist to bring in non-dilutive funds from potential licensee partners to support the intestinal failure program, Jaguar’s plans to pursue Breakthrough Therapy designation for crofelemer for the indication of MVID, and Jaguar’s expectation that the Company will file an NDA with the U.S. Food and Drug Administration for the MVID indication in the first half of 2027. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

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